EXHIBIT 2.1.4

                                     FORM OF
                             CANCELLATION AGREEMENT

      This Cancellation Agreement (this "Agreement") is made as of May ___, 2004 between Southwest Mortgage Corp., a Delaware corporation ("Southwest") and Paul Interrante, an individual residing in Dallas, Texas ("Interrante").

                                    RECITALS

      WHEREAS, Interrante is the holder of 6,093,000 million non-certificated shares (the "Shares") of Southwest's common stock;

      WHEREAS, on even date, Southwest intends to consummate a stock exchange transaction as contemplated by that certain Stock Exchange Agreement by and among Southwest, Sales Lead Management Inc. ("SLM"), the stockholders of SLM, and Interrante; and

      WHEREAS, as a condition to closing the above referenced stock exchange transaction, Interrante must cancel 6,083,000 Shares, and Interrante is willing to have said number of Shares cancelled such that upon the closing of the exchange transaction Interrante will own 10,000 Shares of Southwest's common stock; and

      WHEREAS, the number of shares referenced are as adjusted to reflect the one for .6093 reverse split of Southwest's common stock effective on even date.

                                    AGREEMENT

      NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto, intending to be legally bound, agree as follows:

8 Cancellation of shares. EFFECTIVE UPON THE EXECUTION OF THIS AGREEMENT, INTERRANTE SHALL HAVE FORFEITED ALL RIGHTS, TITLE AND INTEREST IN AND TO 6,083,000 SHARES AND SAID SHARES SHALL BE DEEMED CANCELLED AND RETURNED TO THOSE AUTHORIZED AND AVAILABLE FOR ISSUANCE BY SOUTHWEST. AS FURTHER CONSIDERATION FOR THE CANCELLATION, SLM AGREES TO PAY TO INTERRANTE THE AMOUNT OF $10,000 ON THE EXECUTION DATE OF THIS AGREEMENT.

9 general provisions

9.1 FURTHER ASSURANCES. Each party hereto agrees to perform any further acts and to execute and deliver any further documents which may be reasonably necessary to carry out the provisions of this Agreement.

9.2 SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable by any

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court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

9.3 MODIFICATION. This Agreement may not be changed except in a writing signed by the person(s) against whose interest such change shall operate.

9.4 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

      IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement as of the date first written above.

                                        SOUTHWEST:

                                        Southwest Mortgage Corp.

                                        By:
                                        Paul Interrante, President

                                        INTERRANTE:

                                        ----------------------------------
                                        Paul Interrante

Acknowledged and accepted for purposes of Paragraph 1. only by Sales Lead Management Inc. on this the ____ day of May, 2004

SALES LEAD MANAGEMENT INC.

-------------------------------
Peter L. Cohen, President